EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (“Agreement”) is between Marc J. Lichtman (“Employee”) and Employee’s employer, TechTeam Global, Inc., (“Employer”).

RECITALS

WHEREAS, Employer employs Employee as Vice President, Chief Financial Officer and Treasurer;

WHEREAS, Employer has determined that it will be replacing the Employee, and it has commenced a search for Employee’s successor;

WHEREAS, Employer wishes to retain the services of Employee during the search in order to ensure the continuity in the Company’s financial statement reporting and finance department; and

WHEREAS, the parties wish to enter into this Agreement reflecting their amicable resolution of all matters in relation to the Employee’s termination of his at-will employment with Employer, the payment of compensation not otherwise due to Employee, and the waiver and release of any claims arising out of Employee’s at-will employment;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, Employee and Employer agree as follows:

1.	Employee shall remain employed by the Employer until the earlier of (a) the Employer hires a successor CFO, or (b) August 15, 2008 (the latter date being the “Termination Date”).

2.	The consideration given by Employer for this Agreement, the payment of which is not contingent on the Employee providing services beyond June 30, 2008, shall be:

(a) A one-time lump sum, severance payment of One Hundred Fifty Thousand Dollars ($150,000), minus applicable withholdings as required by law;

(b) All of Employee’s options to purchase Employer’s common stock that are vested on the Termination Date shall have their expiration date extended for a period of twelve (12) months following the Termination Date;

(c) Effective on the Termination Date, Employer will pay Employee’s COBRA expenses for his health and dental insurance for a period of ten months; and

(d) Employer shall provide Employee with outplacement services for a period of six months following the Termination Date.

3.
Employee acknowledges that the amount paid hereunder is in excess of any amounts otherwise due to the Employee from the Employer, and represents a compromise of a disputed claim. The severance consideration as described in Paragraph 2 is in full accord and satisfaction of any claims Employee has, may have, or may have had against the Employer.

4.
Employer agrees not to contest Employee’s rights, if any, for unemployment compensation. Further, Employer agrees to give Employee a neutral reference indicating only his dates of service and position held.

5.
In exchange for the consideration set forth in Paragraph 2, Employee hereby releases, waives, and discharges Employer, (“Employer” for purposes of this Paragraph shall include the Employer’s current and former officers, directors, employees, parents, partners, subsidiaries, divisions, employees, representatives, attorneys, successors, agents, assigns, affiliates and related entities), from any causes of action, claims, damages, attorney fees, or any other liabilities or claims whatsoever in nature, whether in law or in equity, known or unknown, that he has, may have, or may have had against Employer. These waivers, releases, and discharges constitute a general release, extinguish any claims, precludes any litigation by Employee against Employer based on anything that occurred on or before the date on which Employee signs this Agreement, and are effective to the fullest extent permitted by law. This means that Employee gives up, to the fullest extent permitted by law, any right to file any lawsuit or any complaint with any government agency or court of law against Employer about anything arising in the course of Employee’s employment or the termination of Employee’s employment under any local, state or federal statute, ordinance or regulation, including, but not limited to, the Age Discrimination in Employment Act, 29 USC Sec. 621 et seq., the Executive Separation Policy, and under the common law. Employee understands that the only claims that Employee is not waiving and releasing are for the consideration that Employee will receive under this Agreement and any claims that, as a matter of law, cannot be released and waived, including any fully vested benefits under Employer’s retirement plans and any other fully vested benefits to which Employee would be entitled under Employer’s current benefit plans.

6.	Employee does not waive claims, which arise after the Effective Date of this Agreement. Employee received a copy of this Agreement on June 12, 2008.

7.
In consideration of Employee’s agreement to provide services as an Employee after June 30, 2008 and execute a release of claims arising between the Effective Date of this Agreement and the Termination Date as set forth in Exhibit 1, Employer agrees to grant employee 2,000 shares of the Employer’s common stock on the Termination Date.

8.
On the Termination Date, Employee agrees to deliver to Employer all documents and materials of any nature pertaining to his work with Employer and agrees not to remove from the premises any Employer documents, materials, or copies of documents. Further, Employee agrees not to disclose any confidential information, including, but not limited to sales, marketing, pricing, processes, designs, products, company performance, product data, concepts or trade secrets obtained during the course of his employment. Any disclosure of such information will be considered a breach of this Agreement.

9.
Employer has advised Employee in writing to consult with an attorney of Employee’s choice, at Employee’s expense, before signing this Agreement. Employee has a sufficient amount of time totaling at least twenty-one (21) days to consider the terms of this Agreement, and to decide whether to accept it. Employee may voluntarily and knowingly sign, but is not required to sign, this Agreement before the end of the twenty-one (21) day period. Employer will then be able to expedite the processing of the consideration set forth in the Agreement. Employee and Employer agree that Employer has made no promises, inducements, representations, or threats in order to cause Employee to sign this Agreement before the end of the twenty-one (21) day period. If Employee voluntarily and knowingly signs this Agreement before the end of the twenty-one (21) day period, the mandatory seven (7) day revocation period under paragraph 12 will start on the date that Employee signs this Agreement. If Employee has not accepted this agreement by July 3, 2008, this Agreement shall be null and void and of no force or effect.

10.
Company shall indemnify Executive and hold him fully harmless, to the maximum extent set forth in the Company’s Bylaws, against all costs, charges and expenses (including attorneys’ fees) incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party, brought by any member of or investor in Company and/or its subsidiaries or affiliates directly or derivatively or by any third party by reason of any act or omission by him as an officer, director, employee, agent, representative or otherwise of Company, its subsidiaries or affiliates; provided that in no event will this indemnification apply to any act of willful misconduct or gross negligence.

11.	This Agreement shall not be construed as an admission of any wrongdoing by either Employee or Employer.

12.
This Agreement, including Intellectual Property Assignment, Non-Solicitation, and Confidentiality Agreement previously signed, constitutes the entire agreement between Employee and Employer and supersedes all prior agreements, negotiations, and discussions between the parties with respect to the subject matter contained herein. There are no other agreements modifying its terms. Any modification to this Agreement must be made in writing and signed by Employee and a duly authorized representative of Employer and must specifically refer to and expressly change this Agreement.

13.	This Agreement is binding on and shall inure to the benefits of the parties their heirs, officers, directors, employees, representatives, shareholders, successors, and assigns.

14.
Employee has been advised and acknowledges that he is entitled to revoke this Agreement within seven (7) days after signing it, and that the Agreement shall not become effective or enforceable until this revocation period has expired (“Effective Date”). A revocation must be in writing and either postmarked and addressed to Employer or hand delivered to Employer within seven (7) days after Employee signed this Agreement. Employee agrees that if a revocation is made by mail, a mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

15.
Employee has had a full and fair opportunity to discuss all aspects of this Agreement with Employee’s attorney, if Employee chose to do that. Employee has carefully read this Agreement, understands it, and is entering it voluntarily and knowingly, which means no one is forcing or pressuring Employee to sign it.

16.
If any provision of this Agreement is ruled to be invalid, unenforceable, or illegal, Employer and Employee agree that the rest of this Agreement will remain enforceable and that the Agreement will be construed as if it never contained the invalid, unenforceable, or illegal provision.

17.	The laws of the State of Michigan govern the interpretation, construction, and application of this Agreement, except if applicable federal law provides differently.

TechTeam Global, Inc.		Marc J. Lichtman, an individual
By:	/s/ Gary J. Cotshott	/s/ Marc J. Lichtman
Its:	President and CEO	Date:	June 12, 2008
Date:	June 12, 2008

Exhibit 1

RELEASE AGREEMENT

This Release Agreement is dated _____________________________.

1. TechTeam Global, Inc. (“Employer”) and Marc J. Lichtman (“Employee”) entered into a Employment Separation and Release Agreement on June 12, 2008. A term of that Agreement required Employee to execute a subsequent release for the time period between June 12, 2008 and the end of Employee’s service with the Employer.

2. The Employee acknowledges consideration for the release provided herein.

3. Employee hereby releases, waives, and discharges Employer, (“Employer” for purposes of this Paragraph shall include the Employer’s current and former officers, directors, employees, parents, partners, subsidiaries, divisions, employees, representatives, attorneys, successors, agents, assigns, affiliates and related entities), from any causes of action, claims, damages, attorney fees, or any other liabilities or claims whatsoever in nature, whether in law or in equity, known or unknown, that he has, may have, or may have had against Employer for the time period between June 12, 2008 and the date of this release. These waivers, releases, and discharges constitute a general release, extinguish any claims, precludes any litigation by Employee against Employer based on anything that occurred on or before the date on which Employee signs this Agreement, and are effective to the fullest extent permitted by law. This means that Employee gives up, to the fullest extent permitted by law, any right to file any lawsuit or any complaint with any government agency or court of law against Employer about anything arising in the course of Employee’s employment or the termination of Employee’s employment under any local, state or federal statute, ordinance or regulation, including, but not limited to, the Age Discrimination in Employment Act, 29 USC Sec. 621 et seq., the Executive Separation Policy, and under the common law. Employee understands that the only claims that Employee is not waiving and releasing are for the consideration that Employee will receive under this Agreement and any claims that, as a matter of law, cannot be released and waived, including any fully vested benefits under Employer’s retirement plans and any other fully vested benefits to which Employee would be entitled under Employer’s current benefit plans.

4. Employer has advised Employee in writing to consult with an attorney of Employee’s choice, at Employee’s expense, before signing this Agreement. Employee has a sufficient amount of time totaling at least twenty-one (21) days to consider the terms of this Agreement, and to decide whether to accept it. Employee may voluntarily and knowingly sign, but is not required to sign, this Agreement before the end of the twenty-one (21) day period. Employer will then be able to expedite the processing of the consideration set forth in the Agreement. Employee and Employer agree that Employer has made no promises, inducements, representations, or threats in order to cause Employee to sign this Agreement before the end of the twenty-one (21) day period. If Employee voluntarily and knowingly signs this Agreement before the end of the twenty-one (21) day period, the mandatory seven (7) day revocation period under paragraph 12 will start on the date that Employee signs this Agreement. Employee has been advised and acknowledges that he is entitled to revoke this Agreement within seven (7) days after signing it, and that the Agreement shall not become effective or enforceable until this revocation period has expired (“Effective Date”). A revocation must be in writing and either postmarked and addressed to Employer or hand delivered to Employer within seven (7) days after Employee signed this Agreement. Employee agrees that if a revocation is made by mail, a mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

Marc J. Lichtman, an individual

Date: